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         Great American BackRub to Acquire Hotel Development in Antigua;
                            NASDAQ Hearing Scheduled


For Immediate Release

Contact:  William Zanker
          The Great American BackRub Store, Inc.
          (212) 750-7046 Ext. 17


New York, New York, October 1, 1997 - The Great American BackRub Store, Inc. (NASDAQ Small-Cap Symbol: RUBB) today announced that it entered into an agreement to acquire Caribsun Corp. ("Caribsun") from Ascot International Corp. for approximately 16 million shares of RUBB common stock. The closing of the transaction, scheduled for October 15, 1997, is conditioned upon, among other things, an audit of the balance sheet of Caribsun and an appraisal of approximately 86 acres of undeveloped waterfront real estate owned by the wholly owned subsidiary of Caribsun and planned for hotel and casino development in Antigua. The number of RUBB shares to be issued to Ascot at closing will be adjusted downward to the extent that the audited net worth of Caribsun is less than $4.5 million, but the transaction is conditioned on Caribsun's audited net worth exceeding $3.125 million. Accordingly, Ascot will own between 60% and 80% of the outstanding common stock of RUBB if the closing occurs as planned. David Coia, Sr., a principal of Ascot, is a principal in The Barclay Group, a real estate developer and general contractor based in Florida. Ascot has indicated its intention to continue and finance the business of The Great American BackRub Stores together with the development of the hotel and casino property.

On September 11, 1997, RUBB received notification that its common stock would be removed from NASDAQ for failing to comply with the capital and surplus requirements and the $1.00 minimum bid requirement of NASDAQ Small-Cap Listing. RUBB has requested a hearing on the issue which will be held October 23, 1997. Although RUBB's management intends to vigorously pursue the NASDAQ hearing process, no assurance can be given that RUBB shares will not be removed from NASDAQ Small-Cap Listing. In such event RUBB shares may be quoted in the NASDAQ OTC Bulletin Board.

Except for historical information, all of the statements, expectations and assumptions contained in the forgoing are forward looking statements that involve a number of risks and uncertainties.